Exhibit 5.1

Troutman Pepper Locke LLP Union Trust Building, 501 Grant Street, Suite 300 Pittsburgh, PA 15219 troutman.com

March 30, 2025

Ensysce Biosciences, Inc.
7946 Ivanhoe Avenue, Suite 201
La Jolla, California 92037

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated March 30, 2025 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-269157, initially filed by the Company with the Commission on January 9, 2023, as thereafter amended or supplemented, declared effective on January 17, 2023 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of (i) 239,594 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 75,594 shares of Common Stock (the “Pre-funded Warrant Shares” collectively with the Shares and Pre-funded Warrants, the “Securities”) pursuant to that certain Securities Purchase Agreement, dated March 30, 2025, by and among the Company and the investors named therein (the “Securities Purchase Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and issuance of the Securities and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated January 6, 2023, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Securities Purchase Agreement and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

ENSYSCE BIOSCIENCES, INC. March 30, 2025 Page 2

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

For purposes of this opinion letter, we have assumed that New York law applies to the Securities Purchase Agreement and may apply to other agreements, but New York law does not apply generally.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of expressing the opinions set forth in this letter. We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware and the internal laws of the State of New York, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Securities Purchase Agreement: (i) the Shares will be validly issued, fully paid and nonassessable; (ii) the Pre-Funded Warrants, under the internal laws of the State of New York, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Pre-funded Warrant Shares will have been validly issued, fully paid and nonassessable.

The opinion set forth above is subject to (1) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (2) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

ENSYSCE BIOSCIENCES, INC. March 30, 2025 Page 3

In rendering this opinion, we have assumed that the resolutions of the Board of Directors of the Company authorizing the Company to issue and deliver and sell the Securities pursuant to the Securities Purchase Agreement will be in full force and effect at all times at which the Securities are issued and delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

This opinion letter is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts or circumstances that may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In rendering this opinion and giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Troutman Pepper Locke LLP
Troutman Pepper Locke LLP